Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Delivers Solid Second-Quarter 2018 Revenue Growth Across All Businesses

Second-Quarter 2018 Results

•	Revenue of $874 million – up eight percent year-over-year
•	Net income of $96 million, or $0.71 per share, in the second quarter, versus $85 million, or $0.63 per share, a year ago – up 13 percent year-over-year
•	Adjusted net income(1) of $108 million, or $0.79 per share, in the second quarter, versus $93 million, or $0.69 per share, a year ago – up 16 percent year-over-year
•	Adjusted EBITDA(2) decreased to $208 million for second quarter, versus $210 million a year ago – down one percent year-over-year
•	Continued strong cash flow conversion for the second quarter with net cash provided from operating activities from continuing operations of $138 million and free cash flow(3) of $119 million
•	Terminix completed the acquisition of four pest control companies in the second quarter

MEMPHIS, TENN. — July 31, 2018  —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services, today announced unaudited second-quarter 2018 results.

For the second quarter, the company reported a year-over-year revenue increase of eight percent. The increase in revenue was driven primarily by nine percent organic growth increase at American Home Shield (“AHS”) and six percent growth at Terminix, largely due to the Copesan Services (“Copesan”) acquisition in March 2018.  Second-quarter 2018 net income was $96 million, or $0.71 per share, versus $85 million, or $0.63 per share, in the same period in 2017. Second-quarter 2018 Adjusted EBITDA was $208 million, a year-over-year decrease of $2 million. Second-quarter 2018 adjusted net income was $108 million, or $0.79 per share versus $93 million, or $0.69 per share, for the same period in 2017. Adjusted net income was $15 million or 16% higher in the second quarter of 2018 due to a lower effective income tax rate from the 2017 tax reform. Reconciliations of both Adjusted net income and Adjusted EBITDA to net income are set forth below in this press release.

As previously reported, the company’s net income, Adjusted net income and Adjusted EBITDA for the quarter were negatively impacted by an increase in contract claims costs at AHS of $22 million ($16 million, net of tax), principally driven by a higher mix of appliance replacements versus repairs. The increase in contract claims costs includes an adjustment of $12 million related to changes in estimates as a result of adverse development of first quarter of 2018 and the second half of 2017 claims costs. We estimate that the impact of higher appliance replacements in the second-quarter 2018 increased claims costs by $4 million. The increase in contract claims in the second quarter also includes normal inflationary pressure on the underlying costs of repairs totaling $3 million and a higher number of work orders, driven by significantly warmer summer temperatures in 2018, which increased claims costs by $3 million.

“We are pleased by the strong performance at Terminix and Franchise Services Group during the second quarter. The Terminix business transformation initiatives are on track and beginning to drive improved NPS scores, revenue growth and profitability. The increased focus on expanding our presence in the commercial disaster restoration business and the strengthening of the commercial cleaning business are driving improved results at the Franchise Services Group,” said Chief Executive Officer Nik Varty. “We continue to drive strong revenue growth at AHS by focusing on improving service levels and are taking decisive actions to address the contract claims costs issue. We are confident in the new leadership team we are bringing on board at AHS and strength of the underlying business, and are taking the right steps to drive long-term value for shareholders.”

Consolidated Performance

	Three Months Ended June 30,				Six Months Ended June 30,
$ millions	2018	2017	B/(W)		2018	2017	B/(W)
Revenue	$874	$807	$67		$1,549	$1,450	$100
YoY growth			8.3%				6.9%
Gross Margin	407	392	15		720	689	32
% of revenue	46.5%	48.6%	(2.0)	pts	46.5%	47.5%	(1.0)	pts
SG&A	(225)	(206)	(19)		(422)	(392)	(30)
% of revenue	25.7%	25.5%	(0.2)	pts	27.3%	27.1%	(0.2)	pts
Income from Continuing Operations before Income Taxes	130	137	(7)		185	199	(14)
% of revenue	14.9%	17.0%	(2.1)	pts	11.9%	13.7%	(1.8)	pts
Net Income	96	85	11		136	124	13
% of revenue	11.0%	10.5%	0.5	pts	8.8%	8.5%	0.3	pts
Adjusted Net Income(1)	108	93	15		167	138	29
% of revenue	12.3%	11.5%	0.9	pts	10.8%	9.5%	1.2	pts
Adjusted EBITDA(2)	208	210	(2)		349	343	5
% of revenue	23.8%	26.0%	(2.2)	pts	22.5%	23.7%	(1.2)	pts
Net Cash Provided from Operating Activities from Continuing Operations	138	133	4		279	260	20
Free Cash Flow(3)	119	117	2		238	225	12

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate were as follows:

	Three Months Ended June 30,					Six Months Ended June 30,
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2018	B/(W) vs. PY	2018	B/(W) vs. PY		2018	B/(W) vs. PY	2018	B/(W) vs. PY
Terminix	$456	$27	$109	$4		$823	$30	$195	$9
YoY growth / % of revenue		6.3%	24.0%	(0.5)	pts		3.7%	23.7%	0.2	pts
American Home Shield	355	29	73	(10)		602	49	105	(8)
YoY growth / % of revenue		8.9%	20.6%	(4.8)	pts		8.8%	17.5%	(2.9)	pts
Franchise Services Group	64	11	24	2		123	21	46	3
YoY growth / % of revenue		21.4%	37.4%	(4.2)	pts		21.0%	37.6%	(4.8)	pts
Corporate(4)	—	—	2	1		1	—	1	1
Total	$874	$67	$208	$(2)		$1,549	$100	$349	$5
YoY growth / % of revenue		8.3%	23.8%	(2.2)	pts		6.9%	22.5%	(1.2)	pts

Reconciliations of net income to adjusted net income and Adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

Terminix

Terminix reported a six percent year-over-year revenue increase in the second quarter of 2018, primarily reflecting the impact of its acquisition of Copesan on March 30, 2018 as well as an increase in core termite completions, wildlife exclusion and attic insulation, offset by a decline in termite renewals. Terminix achieved organic revenue growth of 0.5% in the second quarter,  delivering growth over a challenging second quarter 2017 comparison.

Adjusted EBITDA increased four percent, or $4 million, versus prior year, largely reflecting a $7 million increase in revenue conversion including the impact of Copesan, a  $3 million decrease in chemicals and materials costs due to sourcing savings, a $2 million reduction in bad debt expense driven by enhanced credit policies and collection rates, and a $1 million decrease in sales and marketing costs,  offset by a $5 million increase in selling and administrative expenses as a result of the acquisitions completed during the year, a $2 million increase in incentive compensation, a $1 million increase in fuel prices, and a $2 million increase in other costs. The decrease in sales and marketing costs was the result of a favorable change in the timing of our recognition of sales costs of $6 million due to the adoption of the new revenue recognition standard on January 1, 2018, partially offset by an increase in sales and marketing costs driven by targeted investments to drive sales growth.

As we continue to drive synergies from Copesan and other acquisitions, leveraging world-class service capabilities from Copesan and our service partners, and working towards systematically incorporating those service capabilities into our owned branch locations, we expect the Adjusted EBITDA contribution from Copesan and other acquisition revenues to increase in the future. With the strong efforts of our national account teams and a solid integration process in place, we have been able to demonstrate high customer retention of Copesan customers, post integration.

American Home Shield

American Home Shield reported a nine percent year-over-year revenue increase in the second quarter of 2018 driven by new and renewal unit sales growth and improved price realization.

Adjusted EBITDA decreased 12 percent versus prior year, primarily reflecting a $19 million increase from the conversion of organic revenue, offset by a $22 million increase in claims cost, a $3 million increase in sales and marketing costs which was driven by targeted spending to drive sales growth, a $2 million incremental investment in customer care center costs to deliver a new level of customer service, $1 million in incremental ongoing costs (spin-off dis-synergies) related to the spin-off of American Home Shield, which primarily relate to the separation of information technology systems historically shared by our business units and a $1 million increase in other costs. The $22 million increase in contract claims costs includes an adjustment of $12 million related to the first quarter of 2018 and the second half of 2017. This adjustment recorded in the second quarter represents a change in estimate as a result of adverse development of contract claims costs from previous quarters.

Accruals for home service plan claims are made based on historical claims experience and actuarial projections. Our actuary performs a reserve analysis utilizing generally accepted actuarial methods that incorporates cumulative historical claims experience and information provided by us. We regularly review our estimates of claims costs and adjust the estimates as needed. The increase in contract claims costs in the second quarter, and the change in our previous contract claims costs reserve estimates, were principally driven by a higher mix of appliance replacements versus repairs. In addition to the $12 million of higher claims costs from periods prior to the second quarter of 2018, the impact of higher appliance replacements in the second quarter increased claims costs by $4 million. The increase in contract claims costs in the second quarter also includes normal inflationary pressure on the underlying costs of repairs totaling $3 million and a higher number of work orders driven by significantly warmer summer temperatures in 2018, which increased claims costs by $3 million.

As previously reported, the AHS business is taking decisive actions to address the claims costs issue, including renegotiating appliance contractor agreements, increasing pricing to properly reflect the rise in replacements of appliances, and implementing processes to more dynamically price home service contracts.

Franchise Services Group

The Franchise Services Group reported a 21 percent year-over-year revenue increase in the second quarter of 2018 driven by higher royalty fee revenue related to disaster restoration services including our increased efforts to boost our fire restoration business, stronger focus on our commercial restoration efforts and the continued strengthening of janitorial national accounts revenue, as well as the recognition of $4  million of national advertising fund franchisee contributions pursuant to our adoption of a new accounting rule regarding revenue recognition that took effect on January 1, 2018. Prior to 2018, contributions to the national advertising fund made by our franchisees were treated as an offset to advertising expense. The adoption of this accounting standards change increased revenue by $4  million but had no impact on Adjusted EBITDA.

Adjusted EBITDA increased nine percent, or $2 million, versus prior year, primarily reflecting $3 million from increased revenues, offset, in part, by a $1 million increase in general and administrative costs.

Cash Flow

For the six months ended June 30, 2018, net cash provided from operating activities from continuing operations increased to $279 million from $260 million for the six months ended June 30, 2017, an eight percent year-over-year increase.

Net cash used for investing activities from continuing operations was $194 million for the six months ended June 30, 2018, compared to $56 million for the six months ended June 30, 2017. Net cash used for investing activities in the six months ended June 30, 2018, included $149 million of payments for Copesan and other acquisitions, net of cash acquired.

Net cash used for financing activities from continuing operations was $110 million for the six months ended June 30, 2018, compared to $124 million for the six months ended June 30, 2017. During the six months ended June 30, 2018, we used $79 million to repay our 2018 Notes which matured during the first quarter. In the six months ended June 30, 2017, we used $85 million to purchase 2.2 million shares of company stock.

Free cash flow(3) was $238 million for the six months ended June 30, 2018 compared to $225 million for the six months ended June 30, 2017.

Full-Year 2018 Outlook

As previously reported on July 17, in anticipation of the separation of AHS from ServiceMaster late in the third quarter of 2018, full-year 2018 revenue and Adjusted EBITDA outlooks are provided for WholeCo (pre-spin ServiceMaster), RemainCo (post-spin Terminix and FSG) and SpinCo (AHS). For WholeCo, the 2018 outlook assumes AHS remains with the company for the full year. For WholeCo, RemainCo and SpinCo, the 2018 outlook excludes the impact of any future potential acquisitions.

The table below provides the full-year 2018 outlook excluding any impact from spin-related dis-synergies on Adjusted EBITDA.

	Full Year 2018 Outlook (excluding Spin dis-synergies)
	RemainCo		SpinCo		WholeCo
(In millions)	Low	High	Low	High	Low	High
Revenue	$1,875	$1,890	$1,250	$1,270	$3,125	$3,160
Growth Rate	7%	8%	8%	10%	7%	9%
Adjusted EBITDA	$430	$440	$250	$260	$680	$700
Growth Rate	3%	5%	(4)%	0%	0%	3%
Margin	23%	23%	20%	20%	22%	22%

The company now expects full-year 2018 revenue to range from $3,125 million to $3,160 million, or an increase of seven to nine percent compared to 2017. The increase in revenue since the previous outlook provided on May 1, 2018 primarily reflects the projected impact of higher disaster restoration and national account fees and four pest control company acquisitions completed during the second-quarter 2018.

Full-year 2018 Adjusted EBITDA, excluding spin-related dis-synergies, is anticipated to now range from $680 million to $700 million, or flat to an increase of three percent compared to 2017. The table below bridges the previous Adjusted EBITDA outlook range of $695 million to $710 million provided on May 1, 2018 to the current outlook by identifying the drivers of change.

(In millions)
WholeCo Adjusted EBITDA outlook range - May 1st	$695 - 710
AHS higher appliance replacement versus repair rates in 2018	(12)
AHS higher appliance replacement versus repair rates from prior periods	(6)
Higher AHS contract claims incidence rates due to extremely hot weather	(3)
Terminix improved margin performance	8
WholeCo Adjusted EBITDA outlook range - July 31st	$680 - 700

The table below provides the full-year 2018 outlook including spin-related dis-synergies of approximately $4 million for RemainCo and approximately $5 million for SpinCo. Dis-synergies for the three and six months ended June 30, 2018, were $1 million.

	Full Year 2018 Outlook (including Spin dis-synergies)
	RemainCo		SpinCo		WholeCo
(In millions)	Low	High	Low	High	Low	High
Revenue	$1,875	$1,890	$1,250	$1,270	$3,125	$3,160
Growth Rate	7%	8%	8%	10%	7%	9%
Adjusted EBITDA	$425	$435	$245	$255	$670	$690
Growth Rate	2%	4%	(6)%	(2)%	(1)%	2%
Margin	23%	23%	20%	20%	21%	22%

Full-year 2018 Adjusted EBITDA, including spin-related dis-synergies, is anticipated to range from $670 million to $690 million, or a decrease of one percent to an increase of two percent compared to 2017, primarily due to the increase in AHS contract claims costs and spin-related dis-synergies.

For full-year 2019, we currently project dis-synergies of approximately $14 million for RemainCo and approximately $6 million for SpinCo.

A reconciliation of the forward-looking 2018 Adjusted EBITDA outlook to net income is not being provided as the company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Other Matters

American Home Shield Spin-Off

On July 26, 2017, the company announced that it intends to separate its AHS business from its Terminix and Franchise Services Group businesses by means of a spin-off of the AHS business to company stockholders, resulting in two publicly traded companies. The spin-off is designed to create two independent companies each with an enhanced strategic focus, simplified operating structure, distinct investment identity and strong financial profile. The transaction is expected to be completed late in the third quarter of 2018, subject to satisfaction of customary conditions, including the effectiveness of a Registration Statement on Form 10 and final approval by the company’s board of directors. On June 1, 2018, the IRS provided a Private Letter Ruling confirming that the proposed transaction qualifies as a tax-free distribution to the company’s stockholders for U.S. federal income tax purposes.

Share Repurchase Program

On February 23, 2016, the company’s board of directors authorized a three-year share repurchase program, under which the company may purchase up to $300 million of outstanding shares of common stock. No shares were repurchased during the second-quarter 2018. As of June 30, 2018, we have repurchased 3.9 million outstanding shares at an aggregate cost of $145 million under this program.

Second-Quarter 2018 Earnings Conference Call

The company will discuss its second-quarter 2018 financial and operating results during a conference call at 8 a.m. central time (9 a.m. eastern time) today, July 31, 2018. To participate on the conference call, interested parties should call 800.699.0623 (or international participants, 303.223.4373. Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page. The call will be available for replay until August 30, 2018. To access the replay of this call, please call 800.633.8284 and enter reservation number 21892864 (international participants: 402.977.9140, reservation number 21892864). You may also review the webcast on the company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes American Home Shield (home service plans), AmeriSpec (home inspections), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2018 revenue and Adjusted EBITDA outlook and organic revenue growth projections, as well as statements with respect to the potential separation of AHS from ServiceMaster and the distribution of AHS shares to ServiceMaster stockholders. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: uncertainties as to the timing of the spin-off or whether it will be completed at all, the results and impact of the announcement of the proposed spin-off, the failure to satisfy any conditions to complete the spin-off, the increased demands on management to prepare for and accomplish the spin-off, the incurrence of significant transaction costs, the impact of the spin-off on the businesses of ServiceMaster and AHS, and the failure to achieve anticipated benefits of the spin-off. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release.

Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; the effects of our substantial indebtedness; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted net income is defined as net income before: amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; restructuring charges; American Home Shield spin-off charges; impairment of software and other related costs; (gain) loss from discontinued operations, net of income taxes; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments and the impact of tax law change on deferred taxes. The company’s definition of adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as adjusted net income divided by the weighted-average diluted common shares outstanding.

(2) Adjusted EBITDA is defined as net income before: depreciation and amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; non-cash stock-based compensation expense; restructuring charges; American Home Shield spin-off charges; non-cash impairment of software and other related costs; (gain) loss from discontinued operations, net of income taxes; provision for income taxes; loss on extinguishment of debt and interest expense. The company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions, net of government grant fundings for property additions.

(4) Corporate includes the unallocated expenses of our corporate functions.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$874	$807	$1,549	$1,450
Cost of services rendered and products sold	467	415	829	761
Selling and administrative expenses	225	206	422	392
Amortization expense	7	7	12	14
Fumigation related matters	—	1	—	2
Impairment of software and other related costs	—	—	—	2
Restructuring charges	—	1	12	3
American Home Shield spin-off charges	8	—	15	—
Interest expense	37	38	75	75
Interest and net investment income	(1)	(1)	(2)	(1)
Loss on extinguishment of debt	—	3	—	3
Income from Continuing Operations before Income Taxes	130	137	185	199
Provision for income taxes	34	52	48	76
Income from Continuing Operations	96	85	137	123
Gain from discontinued operations, net of income taxes	—	—	—	1
Net Income	$96	$85	$136	$124
Total Comprehensive Income	$99	$84	$149	$124
Weighted-average common shares outstanding - Basic	135.5	133.7	135.4	134.1
Weighted-average common shares outstanding - Diluted	135.8	135.0	135.7	135.5
Basic Earnings Per Share:
Income from Continuing Operations	$0.71	$0.64	$1.01	$0.92
Gain from discontinued operations, net of income taxes	—	—	—	—
Net Income	0.71	0.64	1.01	0.92
Diluted Earnings Per Share:
Income from Continuing Operations	$0.71	$0.63	$1.01	$0.91
Gain from discontinued operations, net of income taxes	—	—	—	—
Net Income	0.71	0.63	1.00	0.91

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	June 30,	December 31,
	2018	2017
Assets:
Current Assets:
Cash and cash equivalents	$449	$475
Marketable securities	25	25
Receivables, less allowances of $22 and $23, respectively	202	570
Inventories	46	41
Prepaid expenses and other assets	92	94
Deferred customer acquisition costs	—	36
Total Current Assets	814	1,242
Other Assets:
Property and equipment, net	245	237
Goodwill	2,396	2,256
Intangible assets, primarily trade names, service marks and trademarks, net	1,743	1,692
Restricted cash	89	89
Notes receivable	43	41
Long-term marketable securities	21	22
Deferred customer acquisition costs	94	—
Other assets	86	68
Total Assets	$5,530	$5,646
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$159	$115
Accrued liabilities:
Payroll and related expenses	58	63
Self-insured claims and related expenses	142	117
Accrued interest payable	13	15
Other	68	56
Deferred revenue	290	663
Current portion of long-term debt	61	144
Total Current Liabilities	791	1,174
Long-Term Debt	2,675	2,643
Other Long-Term Liabilities:
Deferred taxes	529	493
Other long-term obligations, primarily self-insured claims	188	169
Total Other Long-Term Liabilities	717	662
Commitments and Contingencies
Stockholders' Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 147,079,375 shares issued and 135,557,005 outstanding at June 30, 2018 and 146,662,232 shares issued and 135,141,048 outstanding at December 31, 2017)	2	2
Additional paid-in capital	2,336	2,321
Accumulated deficit	(745)	(895)
Accumulated other comprehensive income	20	5
Less common stock held in treasury, at cost (11,522,370 shares at June 30, 2018 and 11,521,184 shares at December 31, 2017)	(267)	(267)
Total Stockholders' Equity	1,347	1,167
Total Liabilities and Stockholders' Equity	$5,530	$5,646

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended
	June 30,
	2018	2017
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$563	$386
Cash Flows from Operating Activities from Continuing Operations:
Net Income	136	124
Adjustments to reconcile net income to net cash provided from operating activities:
Gain from discontinued operations, net of income taxes	—	(1)
Depreciation expense	40	37
Amortization expense	12	14
Amortization of debt issuance costs	3	3
Fumigation related matters	—	2
Payments on fumigation related matters	—	(1)
Impairment of software and other related costs	—	2
Loss on extinguishment of debt	—	3
Deferred income tax (benefit) provision	10	(2)
Stock-based compensation expense	8	9
Restructuring charges	12	3
Payments for restructuring charges	(8)	(3)
American Home Shield spin-off charges	15	—
Payments for American Home Shield spin-off charges	(7)	—
Other	(4)	7
Change in working capital, net of acquisitions:
Receivables	(6)	(24)
Inventories and other current assets	(24)	(13)
Accounts payable	37	18
Deferred revenue	12	28
Accrued liabilities	21	18
Accrued interest payable	(2)	(1)
Current income taxes	22	37
Net Cash Provided from Operating Activities from Continuing Operations	279	260
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(49)	(34)
Government grant fundings for property additions	7	—
Sale of equipment and other assets	1	1
Business acquisitions, net of cash acquired	(149)	(12)
Purchases of available-for-sale securities	(9)	(7)
Sales and maturities of available-for-sale securities	10	2
Origination of notes receivable	(54)	(54)
Collections on notes receivable	49	50
Other investments	—	(1)
Net Cash Used for Investing Activities from Continuing Operations	(194)	(56)
Cash Flows from Financing Activities from Continuing Operations:
Payments of debt	(116)	(46)
Repurchase of common stock	—	(85)
Issuance of common stock	6	7
Net Cash Used for Financing Activities from Continuing Operations	(110)	(124)
Cash Flows from Discontinued Operations:
Cash provided from operating activities	—	1
Net Cash Provided from Discontinued Operations	—	1
Cash (Decrease) Increase During the Period	(25)	81
Cash and Cash Equivalents and Restricted Cash at End of Period	$538	$467

The following table presents reconciliations of net income to adjusted net income.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2018	2017	2018	2017
Net Income	$96	$85	$136	$124
Amortization expense	7	7	12	14
Fumigation related matters	—	1	—	2
Restructuring charges	—	1	12	3
American Home Shield spin-off charges	8	—	15	—
Impairment of software and other related costs	—	—	—	2
Gain from discontinued operations, net of income taxes	—	—	—	(1)
Loss on extinguishment of debt	—	3	—	3
Tax impact of adjustments	(4)	(4)	(9)	(9)
Adjusted Net Income	$108	$93	$167	$138
Weighted-average diluted common shares outstanding	135.8	135.0	135.7	135.5
Adjusted earnings per share	$0.79	$0.69	$1.23	$1.02

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2018	2017	2018	2017
Net Cash Provided from Operating Activities from Continuing Operations	$138	$133	$279	$260
Property additions and Government grant fundings for property additions	(19)	(17)	(42)	(34)
Free Cash Flow	$119	$117	$238	$225

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2018	2017	2018	2017
Net income	$96	$85	$136	$124
Depreciation and amortization expense	28	25	53	51
Fumigation related matters	—	1	—	2
Non-cash stock-based compensation expense	4	4	8	9
Restructuring charges	—	1	12	3
American Home Shield spin-off charges	8	—	15	—
Non-cash impairment of software and other related costs	—	—	—	2
Gain from discontinued operations, net of income taxes	—	—	—	(1)
Provision for income taxes	34	52	48	76
Loss on extinguishment of debt	—	3	—	3
Interest expense	37	38	75	75
Adjusted EBITDA	$208	$210	$349	$343

Terminix	$109	$105	$195	$186
American Home Shield	73	82	105	113
Franchise Services Group	24	22	46	43
Corporate	2	—	1	1
Adjusted EBITDA	$208	$210	$349	$343

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	June 30,

(In millions)	2018	2017	Growth		Acquired		Organic
Pest Control	$254	$229	$25	11%	$25	11%	$—	—%
Termite and Other Services	178	177	1	—%	—	—%	—	—%
Other	24	23	1	6%	—	—%	1	6%
Total revenue	$456	$428	$27	6%	$25	6%	$2	—%

Pest control revenue for the three months ended June 30, 2018 increased 11 percent compared to prior year, primarily due to the impact of the Copesan acquisition.

Termite revenue, including the wildlife exclusion, crawl space encapsulation and attic insulation products, which are managed as a component of our termite line of business, remained consistent with prior year. Organic termite revenue was comparable to prior year, reflecting an increase in core termite, wildlife exclusion and attic insulation, offset by a decline in termite renewals. In the three months ended June 30, 2018, termite renewal revenue comprised 46 percent of total termite revenue, while the remainder consisted of termite new unit revenue. Termite activity is unpredictable in its nature. Factors that can impact termite activity include conducive weather conditions and consumer awareness of termite swarms.

American Home Shield Segment

The table below presents selected operating metrics related to renewable home service plans and customer retention.

	As of June 30,
	2018	2017(1)
Growth in Home Service Plans	6%	11%
Customer Retention Rate	75%	75%

(1)	As of June 30, 2017, excluding the impact of acquisitions, the growth in home service plans was six percent and the customer retention rate for our American Home Shield segment was 75 percent.

Franchise Services Group Segment

Revenue by service line is as follows:

	Three Months Ended		% of
	June 30,		Revenue
(In millions)	2018	2017	2018
Royalty Fees	$35	$32	55%
Janitorial National Accounts	16	12	26
Sales of Products	4	4	6
Other	8	5	13
Total revenue	$64	$52	100%